HERITAGE MANAGEMENT  ANNOUNCES NAME CHANGE TO EDGEWATER FOODS INTERNATIONAL, INC.

GAITHERSBURG, MD--August 29, 2005 –Heritage Management, Inc. (OTC BB: HMGI) announced today that it has changed the name of its company to Edgewater Foods International, Inc. The corporate name change is effective immediately.

In addition, effective August 30, 2005, the Company will trade under a new symbol OTC BB: EDWT with the new CUSIP Number of 280311 10 1.

Heritage Management and Edgewater Foods International, Inc. (“Edgewater”), a privately held Nevada Corporation, jointly announced on August 15, 2005, that the companies completed a Definitive Share Exchange Agreement whereby Heritage Management acquired all of the outstanding and issued shares of Edgewater for 19,000,000 newly issued shares of common stock of Heritage.

Edgewater is the parent company of Island Scallops Ltd. (“ISL”), a Vancouver Island aquaculture company. ISL was established in 1989 and for over 15 years has successfully operated a scallop farming and marine hatchery business. ISL’s scallop farms are situated along both the east and west coasts of Vancouver Island. These facilities represent the largest private marine research hatchery and the first fully integrated shellfish producer in Canada.

ISL is dedicated to the farming, processing and marketing of high quality, high value marine species: scallops and sablefish (or blackcod).  Farmed scallops are unique to North America and ISL is the only producer of both live-farmed Pacific scallops and live sablefish.   ISL has developed proprietary hatchery technology for the hybridization of Pacific Scallops and production of juvenile blackcod. These new husbandry techniques significantly increase growth yields, while strengthening the selected strain’s ability to resist disease.  In the case of blackcod, there were a number of technical difficulties associated with spawning that ISL has solved with its technological innovations.  As such, there are no existing competitors that produce and/or harvest both scallops and blackcod.  Edgewater seeks to become a leader in the highly profitable niche seafood industry.

Through ISL, Edgewater is an aquaculture and marine hatchery that provides consumers with healthy, environmentally friendly alternatives to the current market. The unique hatchery technologies held by Edgewater give it the advantage of being a "Green" environmentally friendly business. For additional information on Edgewater Foods International Inc, please visit http://www.edgewaterfoods.com or call 866 562 0134.

HEADQUARTERS  5552 WEST ISLAND HWY,  QUALICUM BEACH, BRITISH COLUMBIA, CANADA. V9K 2C8

www.edgewaterfoods.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this news release include certain predictions and projections that may be considered forward-looking statements under securities law. These statements involve a number of important risks and uncertainties that could cause actual results to differ materially including, but not limited to, the performance of joint venture partners, as well as other economic, competitive and technological factors involving the Company's operations, markets, services, products and prices. With respect to Edgewater, except for the historical information contained herein, the matters discussed in this news release are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, Edgewater's extremely limited operating history, uncertainties related to the Company's access to additional capital, competition and dependence on key management.

Contact:

      Tom Bostic

      (866) 562-0134

HEADQUARTERS  5552 WEST ISLAND HWY,  QUALICUM BEACH, BRITISH COLUMBIA, CANADA. V9K 2C8

www.edgewaterfoods.com